EXHIBIT 99

Riviera Holdings Corporation

2901 Las Vegas Boulevard South

Las Vegas NV 89109

Investor Relations: (800) 362-1460

TRADED: AMEX – RIV

www.rivierahotel.com

FOR FURTHER INFORMATION:

AT THE COMPANY: CONTACT:	INVESTOR RELATIONS CONTACT:
Mark Lefever, Treasurer and CFO	Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice	(208) 241-3704 Voice
(702) 794-9442 Fax	(208) 232-5317 Fax
Email: mlefever@theriviera.com	Email: BetsyT@cableone.net

FOR IMMEDIATE RELEASE:

FLAG LUXURY RIV, RIVACQ AND HIGH DESERT GAMING WILL

PURCHASE RIVIERA CEO’S SHARES

LAS VEGAS, NV (August 3, 2006) – Riviera Holdings Corporation (AMEX:RIV) has been informed that on August 4, 2006, Flag Luxury Riv, LLC; Rivacq LLC; and High Desert Gaming LLC (collectively, the “Buyers”) intend to consummate their purchase of an aggregate of 1,091,471 shares of Riviera common stock at $15.00 per share from William L. Westerman, Riviera’s Chairman of the Board and Chief Executive Officer, pursuant to the December 22, 2005 Stock Purchase Agreement between the Buyers and Mr. Westerman.

Mr. Westerman and the Buyers (along with certain of the Buyers’ affiliates) have filed with the Securities and Exchange Commission amendments to their respective Schedule 13Ds to report their beneficial ownership of Riviera stock after giving effect to the stock purchase. Based upon information in those filings, Riviera understands that after giving effect to the stock purchase, Mr. Westerman will beneficially own approximately 0.04% of Riviera’s outstanding stock and the Buyers and their affiliates will beneficially own approximately 18.3% of Riviera’s outstanding stock.

Riviera further understands that the Buyers and certain of their affiliates have filed applications with gaming regulatory authorities for approval to acquire control of Riviera.

Mr. Westerman said, “I am very pleased that the Riviera stock which I have held for many years will be owned by a group who I believe is interested in the Riviera as an operating organization and is investing for the long term.”

In a communication to Riviera’s employees, Mr. Westerman said, “In accordance with the agreement I entered into last December, I am selling substantially all of my remaining shares to members of an investment group affiliated with Riv Acquisition Holdings Inc. This was a transaction between the Buyers and me as an individual shareholder, and does not affect my continuing position as Chief Executive Officer of your company. I know I can depend upon your continued cooperation and dedication as you work with me on Riviera’s behalf, now and in the future.”

The Buyers are affiliates of Riv Acquisition Holdings Inc. (“RAHI”). Riviera and RAHI are parties to the April 5, 2006 Agreement and Plan of Merger, which provides for RAHI’s acquisition of all of Riviera’s outstanding stock in return for a cash payment of $17.00 per share to Riviera’s shareholders. That acquisition is subject to the satisfaction of certain conditions precedent, including approval by holders of at least 60% of Riviera’s outstanding shares and approval by gaming regulatory authorities.

Forward – Looking Statements

The forward-looking statements in this news release, which reflect Riviera’s best judgment based on factors currently known to Riviera, involve significant risks and uncertainties including Riviera’s Agreement and Plan of Merger and the upcoming vote on it by Riviera’s shareholders, the Buyers’ and their affiliates’ future plans that may affect Riviera or their investment in Riviera, regulatory requirements, hotel and casino market conditions, general economic and political conditions and other risks and uncertainties detailed from time to time in Riviera’s filings with the Securities and Exchange Commission. Actual results may differ materially from what is expressed or implied in these forward-looking statements. Riviera does not plan to update these forward-looking statements even though its situation or plans may change in the future, unless applicable law requires it to do so.

About Riviera Holdings Corporation

Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera’s stock is listed on the American Stock Exchange under the symbol RIV.

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